Amendment no. 1 to the Amended and Restated CERTIFICATE OF

DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF
ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

Algodon Wines & Luxury Development Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), DOES HEREBY CERTIFY:

That pursuant to resolutions adopted by unanimous consent of the Board of Directors of the Corporation, the Amended and Restated Certificate of Designation for the Series A Convertible Preferred Stock, dated September 30, 2013 (hereinafter the “Amended and Restated Certificate”), be and hereby is amended as set forth below:

Section 1 of the Amended and Restated Certificate be and it hereby is deleted in its entirety and a new Section 1 be inserted in lieu thereof to read as follows:

1. Designation. A total of 10,097,330 shares of the Corporation’s Preferred Stock shall be designated as “Series A Convertible Preferred Stock.” As used herein, the term “Preferred Stock” means the shares of Series A Convertible Preferred Stock except as the context otherwise requires.

IN WITNESS WHEREOF, this Amendment No. 1 to the Amended and Restated Certificate has been executed on behalf of the Corporation by its Chief Executive Officer, and attested by its Secretary, as of this 21st day of February, 2017.

ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

By:	/s/ Scott Mathis
Name:	Scott Mathis
Title:	Chief Executive Officer

Attest:

/s/ Maria Echevarria
Maria Echevarria, Secretary